EXHIBIT 99.1

CATCHER HOLDINGS PROTOTYPE DEVICE SUCCESSFULLY DEMONSTRATED BY ARINC AT ASIS TRADE SHOW

Wednesday September 21, 12:05 pm ET

HAMILTON, Va., Sept. 21 /PRNewswire-FirstCall/ -- Catcher Holdings, Inc., (OTC Bulletin Board: CTHH - NEWS), developer of CATCHER(TM), a portable, rugged, wireless, hand-held command control device built to military specifications, today announced that ARINC Inc. (WWW.ARINC.COM) - the $734 million, ISO 9001:2000 certified leading provider of transportation communications and systems engineering solutions - successfully demonstrated a prototype unit of its CATCHER(TM) product on September 12 - 14 at the ASIS International 2005 Exhibition in Orlando, Florida.

The 51st Annual Exhibition is hosted by ASIS International on behalf of its 33,000+ global membership to showcase security technology and professional development.


During the trade show, ARINC's Advanced Information Management (AIM(R)) platform was successfully demonstrated on the CATCHER(TM) prototype field unit, and through live demonstrations, enabled the device to wirelessly control security cameras and display specific passenger and operations information remotely from the Long Beach Airport (LGB). The AIM platform was designed to integrate seamlessly with all of today's COTS (commercial off-the- shelf) security technologies and deliver a broad spectrum of quality information to the security professional.


Describing the CATCHER(TM), Rich Bredeson, ARINC Senior Director, Government and Commercial Security Marketing, stated, "This rugged, portable, handheld computing, communications, and telemetry control device provides field personnel and first responders with superior, uniform access to mission- critical information. This information can be in the form of wireless or wired, real-time, bi-directional voice, video, text, telemetry, GPS, and biometrics-including fingerprint and iris scanning used for positive identification. Combine the Catcher's onboard functionality with the AIM security package and you have key access to significant security and operations information anytime, anywhere."


Charles Sander, Chief Executive Officer and President of Catcher, Inc., commented, "We are pleased with the positive response from the ASIS show, where we successfully demonstrated the robust capabilities of the CATCHER(TM), including the ability to capture and transmit voice, data, biometrics, video and photos wirelessly. Feedback from the conference attendees validated our belief that security professionals are searching for core technologies to improve their performance and response times in the field, and we believe that the CATCHER(TM) will offer a significant advantage as a handheld mobile device capable of integrating with existing technologies to obtain mission critical information while simultaneously delivering that information to the appropriate field representative in real time. Initial response from the attendees was very favorable and we look forward to quickly moving ahead with new agreements and partnering opportunities."


ABOUT CATCHER HOLDINGS, INC.


Catcher Holdings, Inc.'s wholly-owned subsidiary, Catcher, Inc., has developed a portable, ruggedized, wireless, hand-held command control device built to military specifications. Utilizing proprietary software, CATCHER(TM) offers security and operations personnel critical real-time wireless data and communications through an integrated platform incorporating voice, video, data, GPS and biometric capabilities. CATCHER(TM) is in the final stage of development with the initial beta tests of the units expected to begin in the fourth quarter of 2005.


Special Note Regarding Forward-Looking Statements: A number of statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements include, but are not limited to: our ability to commercialize the Catcher Product, our ability to generate product sales and operating profits, potential vulnerability of technology obsolescence, potential competitive products by better capitalized companies, potential difficulty in managing growth, dependence on key personnel, and other risks which will be described in future company Securities and Exchange Commission filings.

     Media Contact:                          Investor Contact:
     Robert B. Prag, President               Matt Hayden, President
     The Del Mar Consulting Group, Inc.      Hayden Communications, Inc.
     (858) 794-9500                          (858) 704-5065
     bprag@delmarconsulting.com              info@haydenir.com

---------------------------------
Source: Catcher Holdings, Inc.